Exhibit 99.(s)

ADVENT/CLAYMORE GLOBAL CONVERTIBLE SECURITIES & INCOME FUND

POWER OF ATTORNEY

That each of the undersigned officers and trustees of Advent/Claymore Global Convertible Securities & Income Fund, a statutory trust formed under the laws of the State of Delaware (the “Trust”), do constitute and appoint Rodd Baxter his true and lawful attorney and agent, with full power and authority, to execute in the name and on behalf of each of the undersigned as such officer or trustee, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Trust pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “1933 Act”) and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration or offering of the Trust’s preferred shares, par value $.001 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 12th day of June, 2007.

/s/ Tracy V. Maitland
Tracy V. Maitland
Trustee, President and Chief Executive Officer

/s/ Robert White
Robert White
Treasurer and Chief Financial Officer

/s/ Michael A. Smart
Michael A. Smart
Trustee

/s/ Nicholas Dalmaso
Nicholas Dalmaso
Trustee

/s/ Gerald L. Seizert
Gerald L. Seizert
Trustee

/s/ Derek Medina
Derek Medina
Trustee

/s/ Ronald A. Nyberg
Ronald A. Nyberg
Trustee

/s/ Randall C. Barnes
Randall C. Barnes
Trustee

/s/ Daniel L. Black
Daniel L. Black
Trustee